                                                       EXHIBIT 20
News for Immediate Release
April 1, 1998

                              WesBanco, Inc.
                              1 Bank Plaza
                              Wheeling, WV 26003

                              and

                              Commercial BancShares, Incorporated
                              415 Market Street
                              Parkersburg, WV  26101


                              For Further Information Contact:
                              Edward M. George     (304) 234-9208
                              President & CEO, WesBanco, Inc.

                              or

                              William E. Mildren, Jr. (304) 424-0300
                              President & CEO
                              Commercial BancShares, Incorporated

WesBanco, Inc. Consummates Merger With Commercial BancShares,
Incorporated

Wheeling, WV . . . . WesBanco, Inc. ("WesBanco")(Nasdaq: WSBC), a
multi-bank holding company headquartered in Wheeling, West Virginia, and Commercial BancShares, Incorporated ("Commercial")(AMEX:CWV), a multi-bank holding company headquartered in Parkersburg, West Virginia, jointly announced today the consummation of WesBanco's acquisition of Commercial with and into WesBanco affiliated companies. The joint announcement was made by Edward M. George, President and Chief Executive Officer of WesBanco and William E. Mildren, Jr., President and Chief Executive Officer of Commercial.

In conjunction with this acquisition, William E. Mildren, Jr.
will serve as Chairman and Chief Executive Officer of WesBanco
Parkersburg, Christopher V. Criss will serve as Vice Chairman and
Donald L. Scothorn will serve as President.

Members of the combined board of the new WesBanco Parkersburg affiliate include: Christopher V. Criss, John S. Criss, Wilson
Davis, Carl E. Dollman, Steven C. Hall,

(more)
WesBanco / Commercial Merger

Page 2

Larry G. Johnson, Paul M. Limbert, Thomas M. Lookabaugh, Daniel
O. Martin, William E. Mildren, Jr., Edward M. Nelson, III, Jack
F. Poe, Robert E. Richardson, W. S. Ritchie, Jr., James H. Roberts, Donald L. Scothorn, James W. Swearingen, Robert K. Tebay, Thomas N. Webster and R. Bruce White.

Communities served by banking locations acquired in the Commercial merger include: Parkersburg, South Parkersburg, Vienna, Ripley, Ravenswood, Pennsboro, Paden City, New Martinsville, Mineral Wells, McMechen, Benwood, Harrisville, Ellenboro and Cairo in West Virginia and Marietta, Barlow and Devola in Ohio.

The Commercial banking subsidiaries in the northern panhandle of West Virginia were consolidated with WesBanco's banking subsidiary, WesBanco Bank Wheeling.

Under the terms of the merger, William E. Mildren, Jr. was appointed Vice Chairman of WesBanco, Inc. Mr. Mildren and three other directors of Commercial or its banking affiliates, Larry G. Johnson, Robert K. Tebay and James W. Swearingen, were elected to the WesBanco Board and Mr. Mildren was elected to the WesBanco Executive Committee.

With the consummation of this merger WesBanco has assets in excess of $2.2 billion and operates 63 banking offices in West
Virginia and Ohio.

###